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                                                                    EXHIBIT 23.3



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of FelCor Lodging Trust Incorporated of our report dated March 2, 2005, except for Note 5, as to which the date is September 7, 2005, relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K of FelCor Lodging Trust Incorporated dated September 7, 2005. We also consent to the references to us under the headings "Experts" in this Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Dallas, Texas
October 6, 2005